Exhibit 99.3

Contact:	FOR IMMEDIATE RELEASE
Investor Relations
(630) 637-0315
investor@broadwindenergy.com

Broadwind Energy To Proceed

With Second Closing of Equity Financing

Company Meets Hart Scott Rodino Conditions for Closing Second Round

Houston (June 2, 2008) – Broadwind Energy, Inc. (BWEN-OTC), Naperville, Ill., announced today that it has met the conditions required under the Hart Scott Rodino Act to allow the second closing of an investment by Tontine Associates, LLC. The company made the announcement from the floor of the WINDPOWER 2008 Conference & Exhibition in Houston.

On April 25, 2008, Broadwind announced that it had entered into a definitive agreement to raise approximately $100 million through the direct sale of common stock to investment funds managed by Tontine Associates. The company completed the initial closing for the sale of shares to Tontine for a total purchase price of $40 million. The conditions to the second closing, which primarily included the expiration of the waiting period under the Hart Scott Rodino Act, now have been met. Broadwind anticipates it will close the second round of financing within 10 business days.

Thomas Weisel Partners issued a fairness opinion in connection with the Tontine Associates investment.

About Broadwind Energy, Inc.

Broadwind Energy, Inc. (BWEN-OTC), Naperville, Ill., owns, supports and strategically positions companies that manufacture, install and maintain components for energy and infrastructure-related industries with a primary emphasis on the wind energy sector. The company’s operational platforms include wind tower manufacturing; heavy steel fabrication; wind facility construction, operation and maintenance; precision gear manufacturing; and specialized transportation services. Its platform companies currently include Brad Foote Gear Works, Inc., a precision gearing systems manufacturer in Cicero, Ill.; Energy Maintenance Service (EMS), a wind energy operation and maintenance service provider in Gary, S.D.; R.B.A., Inc., a heavy steel fabricator in Manitowoc, Wis.; and Tower Tech Systems, Inc., a wind tower and monopile manufacturer in Manitowoc, Wis. Broadwind also has signed a definitive agreement to acquire Badger Transport, Inc., a heavy hauler in Clintonville, Wis. Broadwind and its platform companies employ close to 1,000 people across the United States. For more information, visit www.broadwindenergy.com.

About WINDPOWER

The annual is The American Wind Energy Association (AWEA) and industry leaders organize the annual WINDPOWER Conference & Exhibition. WINDPOWER 2008 features exhibitions by 750 of the leading companies from all facets of the wind energy industry, an increase of 75 percent over WINDPOWER 2007. For more information, go to www.windpowerexpo.org.

Broadwind Announces 2nd Closing on Tontine Investment

June 2, 2008